ACQUISITION AGREEMENT

           This ACQUISITION AGREEMENT is entered into and made effective as of the 6th day of February, 2012 by and Greenwood Gold Resources Inc., a Nevada Corporation ("GGRI”); and Oceanview Real Estate Company Ltd. a private company organized under the laws of Canada (“ORE”).

WHEREAS, ORE holds the right, title and interest in and to real property located in Ecuador, known as the Hacienda Juval, consisting of approximately 80,197 hectares (the “Property”), and upon the terms and conditions set forth below, ORE desires to sell and transfer all of its right, title and interest in and to such Property owned by ORE to GGRI, such that, following such transaction, GGRI will hold all rights and interest in and to the Property; and

                            NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.    SALE AND TRANSFER OF THE PROPERTY

1.1 SALE OF PROPERTY. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, ORE will sell, convey, assign and transfer 100% of ORE’s interest in and to the following Property, and GGRI will purchase and acquire the Property from ORE:

(a)  100% of ORE’s rights, title and interests in and to the oil, gas and other minerals in and under and that may be produced from the lands described in Exhibit A including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, fee mineral interests, carbon credits, and other interests in oil, gas and other minerals in any part of the lands,

(b)  100% of the right, title and interests of ORE in all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Property;

(c)  100% of the right, title and interests of ORE in all presently existing and valid production sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Property or which relate to the exploration, development, operation or maintenance of the Property or the treatment, storage, transaction or marketing of production from or allocated to the Property; and

(d)  100% of the right, title and interests of ORE in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures relating to the Property, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the Property.

1.2 CONSIDERATION.  The consideration for the sale and transfer of the Property from ORE to GGRI shall be:

1.2.1          The share consideration to be issued to ORE upon the Closing and rollback of 500-1 of the acquisition by way of the transfer of the title to the Property to GGRI or its designated assignee shall be 75,000,000 newly issued shares of the restricted common stock of GGRI out of the 100,000,000 representing 75% control to ORE. The share certificate issued to ORE evidencing the 75,000,000 shares shall be held in escrow by Diane D. Dalmy, Attorney at Law (the “Escrow Agent”). The Escrow Agent shall release the share certificate to ORE upon the definitive transfer of time to the Property to GGRI and the written consent by ORE authorizing the release of the share certificate. 70,000,000 shares to ORE and 5,000,000 shares to Doug Andrus

1.2.2  Upon execution of this Agreement, ORE shall provide to GGRI the sum of $50,000 to be used for payment of audited financial statements, legal fees, FINRA fees and due diligence.

2.  REPRESENTATIONS AND WARRANTIES

2.1           REPRESENTATIONS AND WARRANTIES OF ORE

ORE represents and warrants as follows:

a)        CORPORATE ORGANIZATION AND GOOD STANDING.  ORE is duly organized, validly existing, and in good standing under the laws of the country of Canada and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b)         CORPORATE AUTHORITY.  ORE has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)        AUTHORIZATION.  Execution of this Agreement has been duly authorized and approved by ORE.

    d)           OBLIGATIONS RELATING TO THE PROPERTY.  ORE has no contract or other obligation other than those disclosed on Schedule B appended hereto, which agreements shall be transferred to GGRI, in regard to any rights, interests, licensing or any other agreements relating to the Property.  There are no outstanding options, rights, or other commitments or agreements of any character relating to the Property.

e)   VALUATION REPORT.  ORE shall provide to GGRI the valuation report dated February 2, 2012 from the Foundation Nelson Velasco Aguirre, which contains a certificate issued by the Minister of Agriculture of Ecuador attesting to the total surface of the Property (the “Valuation Report”).

f)  TITLE. ORE has marketable title to the Property. For purposes of this Agreement, “marketable title” means such title as will enable GGRI, as ORE’s successor in 100% interest in title, to receive from the Property at least the “net revenue interest” for the wells identified on Exhibit A associated with the Property, without reduction, suspension or termination throughout the productive life of the wells, except for any reduction, suspension or termination: (a) caused by GGRI; (b) caused by orders of the appropriate regulatory agency having jurisdiction over the Property that concern pooling, unitization, communization or spacing matters affecting the Property; and (c) caused by any contract containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with the Property; or (d) otherwise set out forth in Exhibit A. Marketable Title shall also mean title as will obligate ORE, as GGRI’s successor in 100% interest of the title, to bear no greater working interest than the working interest for each of the wells identified on Exhibit A as being associated with the Property without increase throughout the productive life of the wells, except for any increase: (a) caused by GGRI; (b) that also results in the net revenue interest associated with the well being proportionately increased; (c) caused by contribution requirements provided for in any valid and existing operating agreement; (d) caused by orders of the appropriate regulatory agency having jurisdiction over the Property and that concern pooling, unitzation, communization or spacing matters affecting the Property; or (e) otherwise set forth in Exhibit A

ORE has good and defensible title subject to permitted encumbrances to the Property. Permitted Encumbrances shall mean: (a) liens for taxes not yet delinquent; (b) lessor’s royalties, overriding royalties, reversionary interests and similar burdens that do not operate to reduce the net revenue interest of seller in the Property to less than the amount set forth on Exhibit A; (c) the consents and rights described in Exhibit A insofar as such contracts and agreements do not operate to increase the working interest of ORI or decrease the net revenue interest of ORI as set forth on Exhibit A for the Property.

                g)        LITIGATION.  To the knowledge of ORE, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against ORE which, if decided adversely to ORE, would impose any rights or interest or judgment against the Property.

               h)   COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS. ORE has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, in regard to the Property.

i)    MATERIAL CONTRACTS.  There are no material contracts of ORE currently in existence in relation to the Property except as disclosed in a Schedule hereto.

 J)  INTERESTS OF OFFICERS AND DIRECTORS.  Except as disclosed herein, none of the officers or directors of ORE has any interest in the Property. .

k)  BROKER’S FEES.  ORE has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

l)  CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of ORE has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of ORE, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

2.2           REPRESENTATIONS AND WARRANTIES OF GGRI. GGRI  represents and warrants as follows:

     a)       CORPORATE ORGANIZATION AND GOOD STANDING.  GGRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

      b)      CORPORATE AUTHORITY.  GGRI has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

                      c)           NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Buyer is bound.

        d)   REPORTING STATUS. GGRI is a fully reporting public company under Section 15(d) of the Securities and Exchange Act of 1934, and is current on its filing obligations under Section 15.  GGRI has filed all required periodic reports with the Securities & Exchange Commission (the "Commission") on Forms 10-Q and 10-K through the fiscal year ended December 31, 2010 and for the nine months ended September 30, 2011, and all required Form 8-K reports, all such reports are true and correct in all material respects and contain no misrepresentation of a material fact or omission of a material fact.  The common shares of GGRI are quoted  on the OTC Markets OTCqb under the symbol "GGRI".  GGRI has not received and there are no outstanding Commission Staff comment letters, stop orders or other regulatory actions, and no letters, comments, investigations or other actions pending or threatened by the Commission or by the Financial Industry Regulatory Authority (FINRA) against or relating to Buyer and there are no outstanding fees, fines or other amounts due to FINRA, the SEC, PCAOB or any other regulatory agency..

          e)    CAPITALIZATION.

(i) On the date of this Agreement, 400,000,000 shares of $0.0001 par value common stock are authorized and 211,669,975 shares of common stock of GGRI are issued and outstanding, all of the shares of common stock issued are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive rights.  On the date of this Agreement: (i) no shares of GGRI are reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase shares; and (ii) no shares of GGRI are held in the treasury of GGRI.  Except as set forth above, as of the date hereof, no shares or other voting securities of GGRI are issued, reserved for issuance or outstanding.  GGRI has advised ORE that GGRI will effect a reverse split of its common shares issued and outstanding. There are no bonds, debentures, notes or other indebtedness or securities of GGRI that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GGRI may vote.  All shares of GGRI subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(ii) GGRI has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of GGRI stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of GGRI.  None of the outstanding equity securities or other securities of GGRI was issued in violation of the Securities Act of 1933 or any other legal requirement.

f)	AUTHORITY; NO VIOLATION.

      (i) GGRI has full corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by GGRI.  Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of GGRI, enforceable against GGRI in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

(ii) Neither the execution and delivery of this Agreement by GGRI nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by GGRI with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or Constitution or the certificates of registration or constitution, or other charter or organizational documents, of GGRI; or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GGRI or any of its properties or assets, the violation of which would have a material adverse effect; or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of GGRI under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which is a party, or by which its properties, assets or business activities may be bound or affected.

g)	FINANCIAL STATEMENTS.

(i) GGRI acknowledges that all financial statements filed with the SEC are available to Seller to view prior to the Closing Date, and GGRI confirms such financial statements are true and complete copies of the unaudited and audited financial statements of Buyer as filed with the SEC as at the Closing Date. (the “GGRI Financial Statements”).

            (ii) GGRI Financial Statements were prepared in accordance with  GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the subsequent quarterly periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of GGRI as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

h) ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) GGRI has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii)  GGRI has not taken and will not take any of the actions that GGRI has agreed not to take from the date hereof through the Closing.

i) UNDISCLOSED LIABILITIES.  GGRI has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet (and the related notes thereto) of GGRI as of the end of the most recent fiscal year  included in the GGRI Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

j) LEGAL PROCEEDINGS.  GGRI is not a party to any, and there is no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against GGRI, or any of its officers or directors which, if decided adversely to GGR, would, individually or in the aggregate, be material to GGRI.  There is no injunction, order, judgment or decree imposed upon GGRI, or any of its officers or directors, or the assets of GGRI.

k) TAXES AND TAX RETURNS.

(i) GGRI shall file or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns shall be true, accurate, and complete in all material respects; (iii) GGRI shall pay or caused to be paid all taxes that are due and payable by any of such companies, other than taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with  GAAP) in the GGRI Financial Statements, and (iv) GGRI shall  not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Buyer Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

a) No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to Buyer’s knowledge, threatened with regard to any taxes or tax returns of Buyer.  No issue has arisen in any examination of the GGRI by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of GGRI made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

b) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon GGRI, nor has GGRI given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

l) COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(i) GGRI has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(ii)  GGRI has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material.  Except as would not be material to GGRI, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of GGRI, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

m) GOVERNMENT ORDERS. There are no governmental orders applicable to GGRI which have had a Material Adverse Effect on GGRI.

n)  MATERIAL CONTRACTS.  There are no material contracts of GGRI currently in existence, save for those disclosed in the financial statements of GGRI.

o) ASSETS.  GGRI owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to GGRI and which are material to the operations and business of GGRI are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, GGRI holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all liens of any kind or character.

p) ENVIRONMENTAL LIABILITY.  GGRI is in compliance with all applicable environmental laws.  To the knowledge of GGRI, there are no liabilities of GGRI of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and, to the knowledge of GGRI, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

q) INSURANCE.  GGRI has no insurance coverage with respect to its business.

r) INTERESTS OF OFFICERS AND DIRECTORS.  Except as disclosed herein, none of the officers or directors of GGRI has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of GGRI, or in any supplier, distributor or customer of GGRI, or any other relationship, contract, agreement, arrangement or understanding with GGRI, except  for the normal ownership interests of a shareholder and employee rights.

s) BROKER’S FEES.  GGRI has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

t) CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of GGRI has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of GGRI, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

3.  CONDITIONS PRECEDENT AND SUBSEQUENT

3.1           Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

a)        No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b)        Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2           Conditions to ORE’s Obligations. The obligations of ORE shall be subject to satisfaction of the following conditions unless waived by ORE:

a)              Representatives and Warranties of GGRI. The representations and warranties of GGRI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b)        Performance of Obligations of GGRI. GGRI shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

c)        Reverse Stock Split. Prior to Closing and the issuance of the 75,000,000 shares of common stock to ORE as consideration for the Property, GGRI shall effect a reverse stock split of one for five hundred (1:500) of its shares of common stock (the “Reverse Stock Split”) by filing the appropriate documentation with FINRA.

d)    Debt Settlement.  (i) After Closing, GGRI shall cause the debt in the approximate amount of $60,000 due and owing to that certain creditor (the “Creditor”), as reflected on the financial statements of GGRI as of September 30, 2011 (the “$60,000 Debt”) to be settled by issuance to the Creditor and/or his designee an aggregate of 25,000,000 shares of common stock. (ii) Within ninety days after Closing, GGRI shall cause the debt in the approximate amount of $152,000 due and owing to Branislav Jovanovic (“Jovanovic”), as reflected on the financial statements of GGRI as of September 30, 2011 (the “Jovanovic Debt”) to be settled by payment to Jovanovic. .

e)     Anti-Dilution. Prior to Closing and the six month period following the date of Closing (the “Anti-Dilution Period”), GGRI shall not increase the number of its outstanding shares of common stock, or change in any way the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its common stock unless it shall receive the prior written approval of the Creditor holding of record the 25,000,000 shares of common stock of GGRI. In the event that the Creditor provides its written consent to GGRI to increase its outstanding shares of common stock during the Anti-Dilution Period pursuant to subsequent issuances of its shares of common stock, GGRI shall also issue to the Creditor that number of shares of common stock so that the Creditor maintains its percentage equity interest held during the Anti-Dilution Period.

f)        Appointments.  Effective the next business day after the Closing, GGRI shall cause the resignation of Branislav Jovanovic as the sole officer and director of GGRI and cause the appointment of Charles Miller as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors and Douglas Andrews as a member of the Board of Directors or other designees of ORE.

g)  Mainland Consultant Agreement.  Upon Closing, GGRI shall cause a three year consultant agreement (the “Mainland Consultant Agreement”) between GGRI and Mainland Investment Ltd. (“Mainland”) to be executed and effected. The Mainland Consultant Agreement shall provide that Mainland will provide to GGRI financial, advisory, marketing and investor relation services and GGRI shall pay to Mainland an annual compensation of $1,000,000 and grant 1,000,000 stock options exercisable at $1.00 per share.

3.3           Conditions to GGRI’s Obligations. The obligations of GGRI shall be subject to the satisfaction to the following conditions unless waived by GGRI:

a) Representatives and Warranties of ORE. The representations and warranties of ORE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

b)      Performance of ORE. ORE shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1           Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of GGRI, unless otherwise agreed by the Parties, immediately upon the full execution of this Agreement, and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2           Deliveries by ORE. At Closing, ORE shall make the following deliveries to GGRI:

a)        Certified resolutions of the Board of Directors of ORE authorizing the execution and performance of this Agreement.

b)        Such documents as may be required to transfer the Property to GGRI and any related contracts or agreements in regard to the Property.

4.3           Deliveries by GGRI. At Closing, GGRI shall make the following deliveries to ORE:

a)        Stock certificates representing the GGRI common shares issued in the name of ORE and/or its designee, which stock certificates shall be held by the Escrow Agent until the definitive transfer of the Property to GGRI and the written authorization by ORE to the Escrow Agent to release the stock certificates to ORE;

b) Certified resolutions of the Board of Directors of GGRI authorizing the execution and performance of this Agreement and issuance of the 75,000,000 shares of common stock. After rollback

c) Certified resolutions of the Board of Directors of GGRI appointing Charles Miller as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors and Douglas Andrews as a member of the Board of Directors or other designees of ORE, of GGRI the next business day after Closing along with resignations of the existing officers of GGRI effective the next business day after Closing.

5.  TERMINATION

Upon Closing, GGRI shall cause the transfer agent to issue stock certificate(s) to ORE evidencing the 75,000,000 shares of newly issued restricted common stock. The stock certificates shall be held in escrow by the Escrow Agent until the definitive transfer of the Property by ORE to GGRI shall occur and ORE shall provide its written authorization to the Escrow Agent to release the stock certificates to GGRI. In the event the Property is not definitively transferred by ORE to GGRI, the Escrow Agent shall return the share certificates to the transfer agent for cancellation and the 75,000,000 shares shall be returned to treasury. This Agreement shall then be deemed null and void.

6.  INDEMNIFICATION AND ARBITRATION

6.1.           Indemnification. ORE, on the one hand, and GGRI, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, including attorneys fees and costs, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

6.2           Arbitration and Governing Law. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada.

a)        The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of Nevada.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

b)        The law applicable to the arbitration and this Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

c)        The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d)   Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e)   Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

f)   In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g)  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h)  It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

7.  GENERAL PROVISIONS.

7.1           FURTHER ASSURANCES.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

7.2           WAIVER.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

7.3           BROKERS.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

7.4           NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to ORE to:

Mr. Charlie Miller
33 Cavendish Square
London, England
W1G 0PW

If to GGRI to:

Mr. Branislav Jovanovic
c/o Diane Dalmy.
8965 W Cornell Place
Lakewood, Colorado
80227
Office (303)985-9324, Cell (303)349-8746, Fax (303)988-6954
ddalmy@earthlink.net

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

7.5           ASSIGNMENT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

7.6           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

7.7           REVIEW OF AGREEMENT.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

7.8              SCHEDULES.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

GREENWOOD GOLD RESOURCES INC.

BY:_
Name:
ITS: President/CEO

OCEANVIEW REAL ESTATE COMPANY LTD.

BY:
                    Name:
ITS: CEO

SCHEDULE “A” – PROPERTY INFORMATION